                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration No.333-16285

PROSPECTUS SUPPLEMENT                                                                  STANDARD & POOR'S RATING: A
------------------------------------                                                            MOODY'S RATING: A2
(TO PROSPECTUS DATED DECEMBER 13, 1996)                                                   DUFF & PHELPS RATING: A+
                                                                                                   FITCH RATING: A

                                  $15,000,000

                       MICHIGAN CONSOLIDATED GAS COMPANY

                       FIRST MORTGAGE BONDS DESIGNATED AS
           7.60% SECURED MEDIUM-TERM NOTES, SERIES C, DUE MAY 1, 2017
                            ------------------------
     The First Mortgage Bonds designated as 7.60% Secured Medium-Term Notes, Series C, due May 1, 2017 (the "Offered Bonds") offered hereby (the "Bonds Offering") are being issued by Michigan Consolidated Gas Company ("MichCon" or the "Company"). Interest on the Offered Bonds is payable semiannually on February 1 and August 1 beginning August 1, 1997. At the option of the Company, the Offered Bonds will be redeemable, in whole or in part, on or after May 1, 2002, at par, plus accrued interest.

     The Offered Bonds will be issued in the form of one Global Security (a "Global Security") registered in the name of the nominee of The Depository Trust Company, as Depositary (as defined below) and such nominee will be the sole holder of the Offered Bonds. An owner of an interest in the Offered Bonds ("Beneficial Owner") will not be entitled to the delivery of a definitive security except in limited circumstances. A Beneficial Owner's interest in the Global Security will be indicated on, and transfers will be effected only through, records maintained by the Depositary and its participants. See "Description of the Offered Bonds" herein.

     At the option of any deceased Beneficial Owner's Representative (as defined below), interests in the Offered Bonds are redeemable at one hundred percent (100%) of their principal amount plus accrued interest, at any time, subject to an annual maximum principal amount of $25,000 per Beneficial Owner and an annual aggregate for all Beneficial Owners of three percent (3%) of the aggregate principal amount of the Offered Bonds originally issued, or $450,000, within 60 days after presentment to the Depositary of a satisfactory redemption request by a deceased Beneficial Owner's Representative. Due to such limitations, there can be no assurance that the interest of a Beneficial Owner will be redeemed before maturity. The Company may exceed the $25,000 and three percent (3%) limitations at its discretion. The Offered Bonds are not subject to a sinking fund. See "Description of the Offered Bonds" herein.

     There is currently no market for the Offered Bonds and there is no assurance that one will develop.

     Concurrently with the Bonds Offering, the Company is offering, pursuant to separate Prospectus Supplements, $40,000,000 aggregate principal amount of First Mortgage Bonds designated as Secured Medium-Term Notes, Series B, due May 1, 2012 and $30,000,000 aggregate principal amount of First Mortgage Bonds designated as Secured Medium-Term Notes, Series C, due May 1, 2007 (collectively, the "Separate Bonds Offerings"). The net proceeds of the Bonds Offering, together with the net proceeds of the Separate Bonds Offerings, are expected to be used to repay short-term debt used to retire First Mortgage Bonds on May 1, 1997, fund capital expenditures and for general corporate purposes. Consummation of the Bonds Offering is not a condition to consummation of the Separate Bonds Offerings, and consummation of the Separate Bonds Offerings is not a condition to consummation of the Bonds Offering.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Underwriter has agreed to purchase the Offered Bonds at 96.875% of their principal amount ($14,531,250 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $100,000), subject to the terms and conditions set forth in the Underwriting Agreement.

     The Underwriter proposes to offer the Offered Bonds from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions, or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.
                            ------------------------

     The Offered Bonds are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Securities will be made through the facilities of the Depositary in New York, New York, on or about May 20, 1997 against payment therefor in immediately available funds.
                            ------------------------
                          EDWARD D. JONES & CO., L.P.
                            ------------------------

            The date of this Prospectus Supplement is May 14, 1997.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus and by the more detailed information and the financial statements and notes appearing in the incorporated documents.

                                  THE COMPANY

     Michigan Consolidated Gas Company ("MichCon" or the "Company") is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. MichCon is a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan. MichCon is one of the largest natural gas distributors in the United States.

     The following services are provided by MichCon:

     - GAS SALES -- Marketing and delivery of natural gas to residential and small-volume commercial customers.

     - END USER TRANSPORTATION -- Transportation service to large volume customers that purchase gas directly from producers or gas brokers using the Company's gas distribution network.

     - INTERMEDIATE TRANSPORTATION -- Transportation service to producers, brokers and other local distribution companies that own the natural gas, but are not the ultimate consumer.

     MichCon is a wholly-owned subsidiary of MCN Energy Group Inc. ("MCN"), a New York Stock Exchange-listed company (ticker symbol: MCN). MCN's other principal operating subsidiary is MCN Investment Corporation, a subsidiary holding company for various diversified energy businesses.

                               THE BONDS OFFERING

SECURITIES OFFERED............   $15,000,000 aggregate principal amount of First
                                 Mortgage Bonds, designated as Secured
                                 Medium-Term Notes, Series C.

MATURITY DATE.................   May 1, 2017.

INTEREST......................   7.60% payable semiannually on each February 1
                                 and August 1, commencing August 1, 1997.

BENEFICIAL OWNER'S OPTION
  TO REDEEM...................   The Representatives (as defined below) of a
                                 deceased Beneficial Owner may request the redemption of a Beneficial Owner's interest in the Offered Bonds subject to an annual maximum principal amount of $25,000 per Beneficial
                                 Owner and an annual aggregate for all
                                 Beneficial Owners of three percent (3%) of the aggregate principal amount of the Offered Bonds originally issued or $450,000. See "Description of the Offered Bonds -- Limited Right of
                                 Redemption at Option of Beneficial Owner."

COMPANY'S OPTION TO REDEEM....   In whole or in part, upon not less than 30 days
                                 notice, on or after May 1, 2002, at par, plus accrued interest. See "Description of the Offered Bonds -- Redemption at Option of the
                                 Company."

USE OF PROCEEDS...............   To repay short-term debt used to retire First
                                 Mortgage Bonds on May 1, 1997, fund capital expenditures and for general corporate purposes.

SEPARATE BONDS OFFERINGS......   Concurrently with the Bonds Offering, the
                                 Company is offering $40,000,000 aggregate principal amount of First Mortgage Bonds designated as Secured Medium-Term Notes, Series
                                 B, due May 1, 2012 and $30,000,000 aggregate principal amount of First Mortgage Bonds designated as Secured Medium-Term Notes, Series
                                 C, due May 1, 2007. Consummation of the Bonds
                                 Offering is not a condition to consummation of the Separate Bonds Offerings, and consummation of the Separate Bonds Offerings is not a condition to the consummation of the Bonds
                                 Offering.

                       CONSOLIDATED FINANCIAL INFORMATION
                   (THOUSANDS, EXCEPT RATIOS AND PERCENTAGES)

                                                                   YEAR ENDED DECEMBER 31
                             12 MONTHS ENDED   --------------------------------------------------------------
                             MARCH 31, 1997       1996         1995         1994         1993         1992
                             ---------------      ----         ----         ----         ----         ----
Operating Revenues(1)......    $1,254,838      $1,258,785   $1,080,813   $1,111,678   $1,223,515   $1,357,785
Operating Income...........       153,869         168,001      156,287      126,318      125,611      107,635
Net Income(2)..............        71,995          79,842       71,723       59,868       62,376       50,821
Net Income Available for
  Common Stock.............        71,995          79,824       71,488       59,387       61,649       49,848
Interest Charges...........        52,432          51,175       42,873       37,041       33,555       35,971
Ratio of Earnings to Fixed
  Charges(3)(4)............          2.96            3.27         3.47         3.26         3.58         2.99
Long-Term Debt (including
  capital leases and
  excluding current
  maturities) as Percentage
  of Total
  Capitalization...........          46.8%           48.8%        51.3%        51.6%        50.0%        45.6%

-------------------------
(1) Commencing with the financial statements for the year ended December 31, 1994, certain revenues, which previously had been recorded as an offset to operations and maintenance expense, were reclassified to Operating Revenues. The amounts of Operating Revenues for the years ended December 31, 1992 and 1993 have been restated in the Prospectus Supplement in accordance with this new classification.

(2) On June 30, 1993, MichCon discontinued the business of its gas marketing subsidiary, MichCon Trading Company ("Trading Company"), and sold the net assets to subsidiaries of MCN, its parent company. MichCon accounted for the transaction as a sale of a part of a line of business. The final sales price of the transaction equaled the book value of Trading Company's net assets, approximately $42,000,000. Trading Company's net income included in MichCon's consolidated net income above was approximately $2,001,000 and $579,000 for the twelve-month periods ended December 31, 1992 and 1993, respectively. MichCon paid a $21,000,000 special dividend to MCN in July 1993, out of the sale proceeds.

(3) For the purpose of computing these ratios, earnings consist of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

(4) The Company is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

                        CAPITALIZATION AT MARCH 31, 1997
                        (THOUSANDS, EXCEPT PERCENTAGES)

                                                                                           AS FURTHER
                                               ACTUAL             AS ADJUSTED(2)           ADJUSTED(3)
                                         -------------------    -------------------    -------------------
Long-Term Debt (including capital
  leases and excluding current
  maturities)(1).....................    $  549,000     46.8%   $  564,000     47.5%   $  634,000     50.4%
Common Shareholder's Equity..........       624,197     53.2%      624,197     52.5%      624,197     49.6%
                                         ----------    -----    ----------    -----    ----------    -----
     Total Capitalization............    $1,173,197    100.0%   $1,188,197    100.0%   $1,258,197    100.0%
                                         ==========    =====    ==========    =====    ==========    =====

-------------------------
(1) Current maturities of Long-Term Debt were $51,822,000.

(2) Adjusted for the sale of the Offered Bonds at par. The Company targets an average ratio of 50% long-term debt to total capitalization and anticipates retaining future earnings to achieve this ratio.

(3) Further adjusted for the sale of the bonds to be offered in the Separate Bonds Offerings at par.

                                USE OF PROCEEDS

     Proceeds from the sale of the Offered Bonds, in respect of which this Prospectus Supplement is being delivered, will be used to repay short-term debt used to retire First Mortgage Bonds on May 1, 1997, fund capital expenditures and for general corporate purposes.

                        DESCRIPTION OF THE OFFERED BONDS

     The following description of the particular terms of the Offered Bonds (referred to in the Prospectus as the "Description of the New Bonds") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the Prospectus, to which description reference is hereby made. Capitalized terms defined in the Prospectus have the same meanings when used herein.

GENERAL

     The Offered Bonds will be issued as part of the existing series of the Company's First Mortgage Bonds designated as Secured Medium-Term Notes, Series C, issued under the Twenty-Ninth Supplemental Indenture dated as of July 15, 1989 (the "New Restating Supplemental Indenture") as supplemented by the Thirty-Fourth Supplemental Indenture dated as of November 1, 1996 relating to the Offered Bonds. The following statements relating to the Offered Bonds and certain provisions of the New Restating Supplemental Indenture are summaries, do not purport to be complete, and are subject to and are qualified in their entirety by reference to the provisions of the New Restating Supplemental Indenture and the Thirty-Fourth Supplemental Indenture.

NEW RESTATING SUPPLEMENTAL INDENTURE

     The New Restating Supplemental Indenture includes a restatement of the Indenture originally written in 1944 as subsequently supplemented. The New Restating Supplemental Indenture is designed to make the Indenture consistent with modern industry practice and to permit various economies of operation. The terms of the New Restating Supplemental Indenture became effective on April 1, 1994 upon the retirement of all bonds issued prior to March 1, 1987 and upon the filing of the required certificates with the Trustee by the Company. See "Description of the New Bonds" in the accompanying Prospectus for a description of these terms.

BOOK-ENTRY ONLY SYSTEM

     Except under the circumstances described below, the Offered Bonds will be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depositary as may be subsequently designated (the "Depositary"), and registered in the name of the Depositary.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole holder of the individual Offered Bonds represented by such Global Security for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Offered Bonds represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Offered Bonds represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Bonds and will not be considered the Holders thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

     The following is based on information furnished by DTC:

          DTC will act as securities depository for the Global Securities representing the Offered Bonds. The Offered Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). The Offered Bonds will be issued as one or more fully-registered Global Securities certificate(s) in the aggregate principal amount of such issue, and will be deposited with DTC.

          DTC is a limited-purpose trust company under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of beneficial ownership interest in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their beneficial ownership interest in the Offered Bonds, except in the event that use of the book-entry system for the Offered Bonds is discontinued.

          To facilitate subsequent transfers, all of the Offered Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Offered Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Offered Bonds. Under its usual procedures, DTC mails an "Omnibus Proxy" to the Company as soon as possible after the record date. The "Omnibus Proxy" assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the "Omnibus Proxy").

          Principal and interest payments on the Offered Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date(s) in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          The Depositary may discontinue providing its services as Securities depository with respect to the Offered Bonds at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Offered Bonds in certificated form ("Certificated Bonds") are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Bonds will be printed and delivered.

          The information provided under this caption concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     NONE OF THE COMPANY, THE TRUSTEE UNDER THE INDENTURE OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF SUCH OFFERED BONDS WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTEREST.

INTEREST AND MATURITY

     The Offered Bonds will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement, payable semiannually on February 1 and August 1 of each year, beginning August 1, 1997, to holders of record on the preceding January 15 and July 15, respectively. The Offered Bonds will mature on May 1, 2017. The Offered Bonds will be issued in the form of one Global Security for the Offered Bonds and will be in denominations of $1,000 and integral multiples thereof.

REDEMPTION AT OPTION OF THE COMPANY

     The Offered Bonds are not redeemable at the option of the Company prior to May 1, 2002. On or after May 1, 2002, at the option of the Company, the Offered Bonds are redeemable at par, in whole or from time to time in part, on not less than 30 days' notice to registered owners. Interest accrued and unpaid to the date of redemption will be payable. If the Company elects to redeem less than all of the outstanding Offered Bonds, the Trustee shall select the particular Offered Bonds to be redeemed by such method as it deems fair and appropriate, subject to the provisions of the Thirty-Fourth Supplemental Indenture relating to the Offered Bonds.

LIMITED RIGHT OF REDEMPTION AT OPTION OF BENEFICIAL OWNER

     Unless the Offered Bonds have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as defined below) of a deceased Beneficial Owner may request redemption by the Company of all or part of such deceased Beneficial Owner's interest in the Offered Bonds, expressed in integral multiples of $1,000, at any time prior to maturity. The Company shall redeem the same subject to the limitations that the Company is not obligated to redeem: (i) during the period beginning with the original issuance of the Offered Bonds and ending May 1, 1998, and (ii) during any twelve-month period ending May 1 thereafter, (A) on behalf of a deceased Beneficial Owner any interest in the Offered Bonds which exceeds an aggregate principal amount of $25,000 and (B) interests in the Offered Bonds in an aggregate principal amount exceeding three percent (3%) of the aggregate principal amount of the Offered Bonds originally issued, or $450,000. In the case of interests in the Offered Bonds owned by a deceased Beneficial Owner, a request for redemption may be presented to the Trustee at any time and in any principal amount. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Offered Bonds in any such period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any Beneficial Owner, shall not be included in the computation of the three percent (3%) limitation for such period or any succeeding period.

     Subject to the $25,000 and three percent (3%) limitations, the Company will upon the death of any Beneficial Owner redeem the interest of the Beneficial Owner in the Offered Bonds within 60 days following receipt by the Trustee of a Redemption Request, as hereinafter defined, from such Beneficial Owner's personal representative, or surviving joint tenant(s), tenant(s) by the entirety or tenant(s) in common, or other persons entitled to effect such a Redemption Request (each, a "Representative"). If Redemption Requests exceed the aggregate principal amount of interest in the Offered Bonds required to be redeemed in the initial or any subsequent twelve-month period, then such excess Redemption Requests will be applied to successive periods, regardless of the number of periods required to redeem such interests.

     A request for redemption of an interest in the Offered Bonds may be made by delivering a request to the Depositary, in the case of a Participant which is the Beneficial Owner of such interest, or to the Participant through whom the Beneficial Owner owns such interest, in form satisfactory to the Participant, together with, evidence of death of the Beneficial Owner and authority of the representative satisfactory to the Participant and the Trustee. A Representative of a deceased Beneficial Owner may make the request for redemption and shall submit such other evidence of the right to such redemption as the Participant or Trustee shall require. The request shall specify the principal amount of the Offered Bonds to be redeemed. A request for redemption in form satisfactory to the Participant and accompanied by the documents relevant to the request as above provided, together with a certification by the Participant that it holds the interest on behalf of the deceased Beneficial Owner with respect to whom the request for redemption is being made (the "Redemption Request") shall be provided to the Depositary by a Participant and the Depositary will forward the request to the Trustee. Redemption Requests shall be in form satisfactory to the Trustee.

     The price to be paid by the Company for an interest in the Offered Bonds to be redeemed pursuant to a request from a deceased Beneficial Owner's Representative is one hundred percent (100%) of the principal amount thereof plus accrued but unpaid interest to the date of redemption. Subject to arrangements with the Depositary, payment for interests in the Offered Bonds which are to be redeemed shall be made to the Depositary upon presentation of the Offered Bonds to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary which are to be fulfilled in connection with such payment. Any acquisition of Offered Bonds by the Company or its subsidiaries other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or three percent (3%) limitations for any period.

     Interests in the Offered Bonds held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Offered Bonds will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Trustee. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife (including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse), and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

     In the case of a Redemption Request which is presented on behalf of a Beneficial Owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Offered Bonds, the Offered Bonds that are the subject of such Redemption Request shall not be eligible for redemption pursuant to the Company's option to redeem but shall remain subject to fulfillment pursuant to the Beneficial Owner's Redemption Request.

     Any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Trustee by the Depositary prior to payment for redemption of the interest in the Offered Bonds.

     Because of the limitations on the Company's requirement to redeem interests in the Offered Bonds as described above, there can be no assurance that the interest of a Beneficial Owner will be redeemed prior to maturity.

SINKING FUND

     The Offered Bonds are not subject to a sinking fund.

                                  UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement dated May 14, 1997, to purchase from the Company the entire principal amount of the Offered Bonds.

     The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Offered Bonds is subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is committed to purchase all of the Offered Bonds if any are purchased.

     The Underwriter has advised the Company that it proposes to offer the Offered Bonds from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriter may effect such transactions by selling the Offered Bonds to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or the purchasers of the Offered Bonds for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Offered Bonds may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Offered Bonds by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended.

     The Offered Bonds are new issues of securities with no established trading market. The Company currently has no intention to list the Offered Bonds on any securities exchange. The Company has been advised by the Underwriter that it intends to make a market in the Offered Bonds, but is not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the existence of a trading market for, the Offered Bonds.

     The Company has agreed to indemnify the Underwriter against certain liabilities and contribute to payments the Underwriter may be required to make in respect thereof, including liabilities under the Securities Act of 1933, as amended.

     Consummation of the Bonds Offering is not a condition to consummation of the Separate Bonds Offerings, and consummation of the Separate Bonds Offerings is not a condition to consummation of the Bonds Offering.

                                 LEGAL OPINIONS

     The legality of the Offered Bonds will be passed upon for the Company by Susan K. McNish, Vice President, General Counsel and Secretary of MichCon and for the Underwriter by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019-5389. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon.

PROSPECTUS

                                  $300,000,000

                       MICHIGAN CONSOLIDATED GAS COMPANY
                              FIRST MORTGAGE BONDS

                            ------------------------

     Michigan Consolidated Gas Company ("MichCon" or the "Company") from time to time may offer, in an aggregate principal amount not to exceed $300,000,000, its First Mortgage Bonds. First Mortgage Bonds aggregating $40,000,000 have been designated as Secured Medium-Term Notes, Series B and will be issued under the Company's Thirty-third Supplemental Indenture and First Mortgage Bonds aggregating $260,000,000 designated as Secured Medium-Term Notes, Series C will be issued under the Company's Thirty-fourth Supplemental Indenture. The combination of First Mortgage Bonds designated as Secured Medium-Term Notes, Series B and First Mortgage Bonds designated as secured Medium-Term Notes Series C (the "New Bonds") may be offered in amounts, at prices and on terms to be determined at the time of sale. Certain terms of the New Bonds including, where applicable, the specific designation, aggregate principal amount, interest rate, interest payment dates, maturity, public offering price, any redemption terms or other specific terms of each series of New Bonds in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements (a "Prospectus Supplement").

     MichCon may sell the New Bonds to or through underwriters, through dealers, directly to purchasers or through agents. See "Plan of Distribution". Underwriters may include Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated) or such other underwriter or underwriters as may be designated by MichCon, or an underwriting syndicate represented by one or more of such firms. Such firms may also act as agents. The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the proceeds to MichCon from such sale.

     This Prospectus may not be used to consummate sales of New Bonds unless accompanied by a Prospectus Supplement applicable to the New Bonds being sold.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is December 13, 1996.

                             AVAILABLE INFORMATION

     MichCon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the SEC's Public Reference Room; Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site on the Internet that contains reports and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by MichCon with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the New Bonds. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to MichCon and the New Bonds. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
                           -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus and made a part hereof the following documents heretofore filed with the SEC pursuant to the 1934 Act:

          1. MichCon's Annual Report on Form 10-K for the year ended December 31, 1995.

          2. MichCon's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996.

     All documents filed by MichCon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     MichCon hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, MCN Corporation, 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS

PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

     MichCon is a Michigan corporation that was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. The Company is a public utility engaged in the distribution and transmission of natural gas in the State of Michigan. The Company serves 1.2 million residential, commercial and industrial customers in more than 500 communities throughout Michigan with gas sales and transportation markets of approximately 700 billion cubic feet (Bcf). MichCon is a wholly-owned subsidiary of MCN Corporation, a Michigan corporation.

     At December 31, 1995, MichCon and its subsidiaries employed 3,128 persons.

     The mailing address of MichCon's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 965-2430.

                                USE OF PROCEEDS

     Except as otherwise stated in the applicable Prospectus Supplement, net proceeds from the sale of the New Bonds offered hereby will be used for the acquisition of property; the construction, completion, extension or improvement of facilities; working capital requirements; the improvement or maintenance of service; the discharge or lawful retirement of short or long-term debt and borrowings made or expected to be made; and for other corporate purposes. Specific allocations of proceeds for such purposes have not been made at this time. Funds may be borrowed in anticipation of future requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth MichCon's earnings to fixed charges for the periods indicated.

                                                   TWELVE MONTHS
                                                       ENDED           YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,   --------------------------------
                                                       1996        1995   1994   1993   1992   1991
                                                   -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(1)(2).........      3.62        3.47   3.26   3.58   2.99   2.53

-------------------------
(1) The Company is a guarantor of certain other debt. Fixed charges related to such debt, deemed to be immaterial, have been excluded in computing the above ratios.

(2) For the purpose of computing these ratios, earnings consists of net income plus income taxes and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense and the estimated portion of interest implicit in rentals.

                          DESCRIPTION OF THE NEW BONDS

     The following description sets forth certain general terms and provisions of the New Bonds to which any Prospectus Supplement will relate. The particular terms of the New Bonds offered by any Prospectus Supplement will be described in such Prospectus Supplement. The statements made herein are a summary only, do not purport to be complete, and are subject to the detailed provisions of the Twenty-ninth Supplemental Indenture dated as of July 15, 1989 providing for the restatement of the Indenture of Mortgage and Deed of Trust dated as of March 1, 1944 which became effective on April 1, 1994 upon the retirement of all bonds issued prior to March 1, 1987 and upon the filing of the required certificates with the Trustee by the Company, as supplemented and amended by the supplemental indentures thereto (collectively, the "Indenture"). The bonds of all series issued, or which may be issued, under the Indenture are hereinafter referred to as the "Bonds".

     This summary incorporates by reference certain Articles and Sections of the Indenture and is qualified in its entirety by such reference. Terms defined in the Indenture are used in this summary without definition.

GENERAL

     The First Mortgage Bonds designated as Secured Medium-Term Notes, Series C will constitute a new series of Bonds under the Indenture. There are five series of Bonds currently outstanding under the Indenture. The Trustees under the Indenture are Citibank, N.A., New York, N.Y. (the "Trustee") and Robert T. Kirchner (collectively, the "Trustees").

     The New Bonds will be offered on a continuing basis and will mature nine months or more from the Issue Date (hereinafter defined) as selected by the purchaser and agreed to by MichCon. Each New Bond will bear interest at a fixed or variable rate selected by the purchaser and agreed to by MichCon.

     Reference is made to the applicable Prospectus Supplement for the following terms of the New Bonds: (1) the specific designation and series of such New Bonds; (2) the purchase price of such New Bonds (the "Issue Price"), which may be expressed as a percentage of the principal amount at which such New Bonds will be issued; (3) the date on which such New Bonds will be issued (the "Issue Date"); (4) the date or dates on which the principal of such New Bonds will be payable (the "Maturity Date"); (5) the rate(s) per annum at which such New Bonds will bear interest (the "Interest Rate") if any, or the method of determination of such rate; (6) the date from which any such interest shall accrue; (7) the terms of redemption, if any; and (8) any other terms of such New Bonds not inconsistent with the provisions of the Indenture.

     The New Bonds will be issued as fully registered bonds without coupons. If so provided in the Prospectus Supplement, the Company may provide for the issuance of uncertificated bonds in addition to or in place of certificated bonds. The New Bonds will be exchangeable by holders for New Bonds of the same aggregate principal amount, but of different authorized denomination or denominations, which have the same Issue Date, Maturity Date, Interest Rate, and redemption provisions, if any. Such exchanges are to be made without service charge (other than any stamp tax or other governmental charge).

SECURITY AND PRIORITY

     The Indenture constitutes a first mortgage lien (subject to exceptions and reservations set forth therein, to "permissible encumbrances", and to various matters specified under "Business; Franchises" and "Properties" in MichCon's Form 10-K) upon substantially all of the fixed property and franchises of MichCon, consisting principally of gas distribution and transmission lines and systems, underground storage fields and buildings, including property of the character initially mortgaged which has been or may be acquired by MichCon subsequent to the execution and delivery of the Indenture. It prohibits creation of prior liens upon the mortgaged property, other than "permissible encumbrances", but, within specified limitations in certain cases, property may be acquired subject to preexisting liens or purchase money and other liens created at the time or in connection with the acquisition of such property. The property excepted from the lien of the Indenture consists principally of cash (unless deposited with the Trustee under the Indenture), accounts receivable, gas stored in reservoirs except to the extent specially pledged, materials and supplies, securities, vehicles and leases. (Granting Clauses, Part II, Article I and Section 5.08, 5.10 and 5.11.)

     The Indenture does not contain any debt covenants or provisions which would afford bondholders protection in the event of a highly leveraged transaction.

     The New Bonds will rank equally and ratably (except as to sinking fund and other analogous funds established for the exclusive benefit of a particular series) with all Bonds, regardless of series, from time to time issued and outstanding under the Indenture.

RELEASE OF PROPERTY

     Unless an event of default shall have occurred and be continuing, the Company is entitled to possess, use and enjoy all the property and appurtenances, franchise and rights conveyed by the Indenture. Subject to various limitations and requirements, the Company may obtain a release of any part of the mortgaged property, except prior lien bonds, upon receipt by the Trustee of cash, as adjusted, equal to the consideration, if any, received or to be received from the sale, surrender or other disposition of the property to be released or the then fair value thereof (which ever shall be greater). (Article VII.)

ISSUANCE OF ADDITIONAL BONDS

     Additional Bonds may be issued under the Indenture in principal amounts (unlimited except as provided by law) equal to:

          (1) 70% of the cost or fair value to the Company, whichever is less, of unbonded net property additions made after December 31, 1943 (subject to deductions in certain cases, if such net property additions secure prior lien bonds); and

          (2) the sum of the principal amount of Bonds previously issued under the Indenture, and of prior lien bonds theretofore deducted under the Indenture, which have been retired or are then being retired and have not theretofore been bonded; and

          (3) the amount of cash deposited with the Trustee for such purpose.

     Bonds may be issued on the basis of net property additions which include substantially all utility property subject to the Indenture (Part II, Article
III) or deposit of cash only if net earnings available for interest and depreciation (before deduction for income taxes) for any specified 12 consecutive calendar months within the preceding 15 months equal 2 1/2 times annual interest charges on the Bonds and any prior lien bonds. Such earnings requirement need not be met where Bonds are to be issued against Bonds or prior lien bonds which have been or are being retired as described in (2) above if the Bonds to be issued bear interest at a lower rate than the Bonds or prior lien bonds which have been or are to be retired, or if the proceeds from the Bonds to be issued are used to refund Bonds or prior lien bonds which have been retired within two years prior to such issuance unless additional Bonds requiring an earnings certificate have been issued in the period between the retirement of the retired Bonds and the issuance of the New Bonds.

     As of September 30, 1996, MichCon had approximately $1.079 billion of unbonded net property additions, which would entitle it to issue approximately $755 million principal amount of additional Bonds on the basis of unbonded net property additions as discussed under (1) in the second preceding paragraph, and had further additional capacity to issue $5 million principal amount of New Bonds on the basis of Bonds previously issued under the Indenture, which have been retired and have not theretofore been bonded as discussed under (2) in the second preceding paragraph. The New Bonds will be issued upon the basis of 70% of the cost or fair value of unbonded net property additions as discussed under
(1) in the second preceding paragraph, upon the basis of retired Bonds, as discussed under (2) in the second preceding paragraph and/or cash deposited with the Trustee for such purpose, as discussed under (3) in the second preceding paragraph.

WITHDRAWAL OF CERTAIN CASH

     Cash deposited with the Trustee as a basis for the issuance of additional Bonds may be withdrawn by MichCon in amounts described in (1) and (2) under "Issuance of Additional Bonds". (Part II, Section 8.01.)

DEFEASANCE

     The Company may require the discharge of the Indenture or treat a series of Bonds as no longer outstanding thereunder if: (1) the Company deposits with the Trustee monies or certain obligations of the United States of America or certain securities which are guaranteed by, or backed by obligations of, the United States of America, in an amount sufficient to pay, when due, the principal, premium if any, and any interest due and to become due; and (2) the Company delivers an opinion of counsel to the effect that registration is not required under the Investment Company Act of 1940, applicable laws are not violated, and such discharge will not result in a taxable event with respect to the Bonds the payment of which is being provided for. In such event, the obligation of the Company duly and punctually to pay and cause to be paid the principal, premium, if any, and interest in respect of such Bonds shall be completely discharged. Thereafter, the holders of such Bonds shall be entitled to payment only out of funds on deposit with the Trustee as aforesaid for their payment. (Part II, Article XVI.)

MODIFICATION OF INDENTURE

     In general, modifications or alterations of the Indenture and of the rights or obligations of the Company and of the bondholders, as well as waivers of compliance with the Indenture, may be made with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the Bonds adversely affected. No such modification, alteration or waiver may be made which will (1) permit the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any Bond, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, or the interest or the premium (if any) on, any Bond, or affect the right of any bondholder to institute suit for the enforcement of any such payment on or after the due date thereof, (2) otherwise than as permitted by the Indenture, permit the creation of any lien ranking prior or equal to the lien of the Indenture with respect to any of the mortgaged properties or (3) permit the reduction of the percentage of Bonds required for the making of any such modification, alteration or waiver. (Part II, Article XIV.)

CONCERNING THE TRUSTEES

     The Trustee (Citibank, N.A.) has acted as paying agent on the outstanding Bonds and will act in the same capacity with respect to the New Bonds. It is also a depositary of funds of the Company. Robert T. Kirchner is Individual Trustee. Mr. Kirchner is an Officer of Citibank, N.A.

DEFAULT AND NOTICE THEREOF TO BONDHOLDERS

     The Indenture provides that, in case of an event of default as defined therein, the Trustee or the holders of not less than 25% in principal amount of the Bonds may declare the principal and all accrued and unpaid interest of all Bonds, if not already due, to be immediately due and payable. The Trustee, upon request of the holders of a majority in principal amount of the outstanding Bonds, shall waive such default and rescind any such declaration if such default is cured. The holders of a majority in principal amount of the Bonds shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees and of exercising any power or trust conferred upon the Trustees, but under certain circumstances, the Trustees may decline to follow such directions or to exercise certain of their powers.

     Bondholders have no right to enforce any remedy under the Indenture unless the Trustees have first had a reasonable opportunity to do so following notice of default to the Trustee and request by the holders of 25% in principal amount of the Bonds for action by the Trustees with offer of indemnity satisfactory to the Trustees against cost, expenses and liabilities that may be incurred thereby, but this provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on his Bond when due. (Part II, Article IX.)

     The Indenture provides that the following shall constitute events of default: failure to pay any installment of interest on any Bond when due and payable, and continuance of such failure for 60 days; failure to pay the principal of any Bond when due and payable, whether at maturity, in connection with any sinking fund payment, or otherwise; failure to pay any installment of interest on any prior lien bonds, and continuance of such failure for the period of grace, if any, specified in the prior lien securing such bonds; failure to pay any installment applied to the purchase or redemption of any Bond, and continuance of such failure for 60 days; failure to pay the principal of any prior lien bond when due and payable, whether at maturity or otherwise; failure on the part of the Company to perform or observe any other covenant, agreement or condition contained in the Indenture or in the Bonds or any prior lien bonds, continuance of such failure for 90 days after written notice to the Company by the Trustee or by the holders of not less than 25% in principal amount of the Bonds; and insolvency or bankruptcy, receivership or similar proceedings initiated by the Company, or initiated against the Company and not dismissed or stayed within 45 days; and failure to renew or extend its corporate charter upon or prior to the expiration of such under the provision of its Articles of Incorporation or of law.

     The Indenture provides that the Trustees shall give to the bondholders notice of the happening of a default known to them within 90 days after the occurrence thereof (disregarding any period of grace in the defaults referred to above) unless such default shall have been cured, but except in case of default in the payment of principal, premium, if any, or interest on the Bonds or in the payment of any sinking fund installment, the Trustees may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the bondholders. (Part II, Sections 9.01 and 12.03.)

BOOK-ENTRY NOTES

     The New Bonds may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding New Bonds to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for New Bonds in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any New Bonds, means a New Bond that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the outstanding New Bonds or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

     The specific terms of the depositary arrangement with respect to any portion of New Bonds to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, New Bonds which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the New Bonds represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such New Bonds or, if such New Bonds are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Statement, owners of beneficial interests in such Global Security will not be entitled to have New Bonds represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of New Bonds in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the New Bonds offered hereby will be passed upon for the Company by Susan K. McNish, Vice President, General Counsel and Secretary of MichCon and for any agents or underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MichCon.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from MichCon's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of the New Bonds (i) to or through underwriters; (ii) to or through dealers; (iii) directly to purchasers; or (iv) through agents. A Prospectus Supplement will set forth the terms of the offering of the New Bonds; including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such New Bonds may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters, dealers or agents in connection with the New Bonds offered thereby, and if any of the firms expressly referred to below is not named in such Prospectus Supplement or a related pricing supplement, then such firm will not be a party to the underwriting or distribution agreement in respect of such New Bonds, will not be purchasing any such New Bonds from the Company and will have no direct or indirect participation in the underwriting or other distribution of such New Bonds, although it may participate in the distribution of such New Bonds under circumstances entitling it to a dealer's commission.

     If underwriters are used in the sale, the New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters (which may include Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated), or such other underwriter or underwriters as may be designated by the Company) or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of New Bonds will be named in the Prospectus relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Bonds offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such New Bonds if any are purchased.

     The New Bonds may be sold directly by the Company or through agents designated by the Company, from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The New Bonds may be sold directly by the Company to investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the New Bonds from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for the Company in the ordinary course of business.

     The New Bonds may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the New Bonds.

          ============================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                               PAGE
                                               ----
Summary......................................   S-2
Consolidated Financial Information...........   S-3
Capitalization at March 31, 1997.............   S-3
Use of Proceeds..............................   S-4
Description of the Offered Bonds.............   S-4
Underwriting.................................   S-8
Legal Opinions...............................   S-9

PROSPECTUS
Available Information........................     2
Incorporation of Certain Documents by
  Reference..................................     2
The Company..................................     4
Use of Proceeds..............................     4
Ratio of Earnings to Fixed Charges...........     4
Description of the New Bonds.................     4
Validity of Securities.......................     9
Experts......................................     9
Plan of Distribution.........................     9

          ============================================================

          ============================================================

                                  $15,000,000

                       MICHIGAN CONSOLIDATED GAS COMPANY

                              FIRST MORTGAGE BONDS
                                 DESIGNATED AS
                        7.60% SECURED MEDIUM-TERM NOTES,
                           SERIES C, DUE MAY 1, 2017

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                          EDWARD D. JONES & CO., L.P.

                                  MAY 14, 1997

          ============================================================